KPMG Peat Marwick LLP

     50 West San Fernando Street
     San Jose, CA  95113



                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
Pacific Capital Bancorp:

We consent to incorporation by reference in the registration statement No. 33-83848 on Form S-8 of Pacific Capital Bancorp and subsidiaries of our report dated January 24, 1997, relating to the consolidated balance sheets of Pacific Capital Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Pacific Capital Bancorp and subsidiaries.


                                     /s/ KPMG Peat Marwick LLP


March 25, 1997